June 21, 2019

IronBridge Small Cap Fund One Parkview Plaza, Suite 700 Oakbrook Terrace, Illinois 60181	RMB Small Cap Fund 115 South LaSalle, 34th Floor Chicago, Illinois 60603
IronBridge SMID Cap Fund One Parkview Plaza, Suite 700 Oakbrook Terrace, Illinois 60181	RMB SMID Cap Fund 115 South LaSalle, 34th Floor Chicago, Illinois 60603
IronBridge Large Cap Fund One Parkview Plaza, Suite 700 Oakbrook Terrace, Illinois 60181	RMB Dividend Growth Fund 115 South LaSalle, 34th Floor Chicago, Illinois 60603

Ladies and Gentlemen:
You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) of IronBridge Small Cap Fund, IronBridge SMID Cap Fund and IronBridge Large Cap Fund (each a “Predecessor Fund” and collectively, the “Predecessor Funds”), each a series of IronBridge Funds, Inc., a Maryland corporation (the “Predecessor Company”), and, respectively, RMB Small Cap Fund, RMB SMID Cap Fund and RMB Dividend Growth Fund (each a “Successor Fund” and collectively, the “Successor Funds”), each a series of RMB Investors Trust, a Delaware statutory trust (the “Successor Company”). The Predecessor Funds and the Successor Funds are each referred to herein as a “Fund,” and collectively, as the “Funds.”
The Reorganizations will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of March 28, 2019, entered into by the Successor Company, on behalf of the Successor Funds, the Predecessor Company, on behalf of the Predecessor Funds, and for purposes of Section 9.1 thereof only, RMB Capital Management, LLC, the investment adviser to each Fund (the “Plan”). Each Reorganization contemplates the transfer of all the assets of the Predecessor Fund to its corresponding Successor Fund (as set forth in Schedule A attached hereto and incorporated herein by reference) solely in exchange for Class I voting shares of beneficial interest, par value $0.10 per share, of the corresponding Successor Fund (“New Shares”) and the assumption by the corresponding Successor Fund of all the Predecessor Fund’s liabilities, debts, obligations, and duties of whatever kind or nature, other than expenses of the Reorganization contemplated to be paid by the Predecessor Fund pursuant to Article IX of the Plan (the “Liabilities”). As part of each Reorganization, the Predecessor Fund will immediately thereafter distribute pro rata to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and the Predecessor Fund promptly thereafter will be terminated under applicable state law.
In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Predecessor Company, on behalf of itself and the Predecessor Funds, and the Successor Company, on behalf of itself and the Successor Funds, in letters dated June 21, 2019 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
Our opinion is based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions

June 21, 2019

thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for U.S. federal income tax purposes:

1.
The transfer by the Predecessor Fund of all its assets to its corresponding Successor Fund solely in exchange for New Shares of the corresponding Successor Fund and the assumption by the corresponding Successor Fund of all the Liabilities of the Predecessor Fund, immediately followed by the pro rata distribution of all the New Shares so received by the Predecessor Fund to the Predecessor Fund’s shareholders of record in complete liquidation of the Predecessor Fund and the termination of the Predecessor Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Predecessor Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such Reorganization.

2.
No gain or loss will be recognized by the Successor Fund upon the receipt of all the assets of its corresponding Predecessor Fund solely in exchange for New Shares of the Successor Fund and the assumption by the Successor Fund of all the Liabilities of the corresponding Predecessor Fund. (Section 1032(a) of the Code).

3.
No gain or loss will be recognized by the Predecessor Fund upon the transfer of all its assets to its corresponding Successor Fund solely in exchange for New Shares of the corresponding Successor Fund and the assumption by the corresponding Successor Fund of all the Liabilities of the Predecessor Fund or upon the distribution (whether actual or constructive) of the New Shares so received to the Predecessor Fund’s shareholders solely in exchange for such shareholders’ shares of the Predecessor Fund in complete liquidation of the Predecessor Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.
No gain or loss will be recognized by the Predecessor Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Predecessor Fund solely for New Shares of the corresponding Successor Fund. (Section 354(a) of the Code).

5.
The aggregate basis of the New Shares received by each Predecessor Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Predecessor Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.
The holding period of the New Shares received by each Predecessor Fund shareholder in the Reorganization will include the period during which the shares of the Predecessor Fund exchanged therefor were held by such shareholder, provided such Predecessor Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.
The basis of the assets of the Predecessor Fund received by its corresponding Successor Fund will be the same as the basis of such assets in the hands of the Predecessor Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.
The holding period of the assets of the Predecessor Fund received by the corresponding Successor Fund will include the period during which such assets were held by the Predecessor Fund. (Section 1223(2) of the Code).

9.
The taxable year of the Predecessor Fund will not end as a result of the Reorganization. The part of the taxable year of the Predecessor Fund before the Effective Time and the part of the taxable year of its corresponding Successor Fund after the Effective Time will constitute a single taxable

June 21, 2019

year of the Successor Fund. (Section 381(b) of the Code and Section 1.381(b)-1(a)(2) of the Income Tax Regulations).
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of any Reorganization on a Predecessor Fund, a Successor Fund or any Predecessor Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.
Facts
Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
The Predecessor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Each Predecessor Fund is a separate series of the Predecessor Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Predecessor Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Reorganization occurs. All the outstanding shares of each Predecessor Fund are treated as equity for federal income tax purposes.
The Successor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. Each Successor Fund is a newly created separate series of the Successor Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Successor Fund was newly formed for the purpose of engaging in its respective Reorganization. Prior to the Effective Time, no Successor Fund will conduct any business, except as required to consummate its Reorganization. The only outstanding shares of each Successor Fund prior to the Effective Time will consist of the single share issued to the sole shareholder of such Successor Fund to permit the sole shareholder to approve certain items related to the organization of the Successor Fund (the “Initial Share”). Such Initial Share will be redeemed and cancelled prior the Effective Time. Prior to the Effective Time, no Successor Fund will have, or will have had, any assets other than the consideration received for the Initial Share which will be paid to the sole shareholder in redemption of the Initial Share prior to the Effective Time. Each Successor Fund will elect to be taxed as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year in which its Reorganization occurs. All New Shares issued in the Reorganizations will be treated as equity for federal income tax purposes.
Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Successor Fund will acquire all the assets of its corresponding Predecessor Fund solely in exchange for New Shares of such Successor Fund and the assumption by the Successor Fund of all the Liabilities of the corresponding Predecessor Fund. Immediately thereafter, each Predecessor Fund will distribute pro rata to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and promptly thereafter, the Predecessor Fund will be terminated under applicable state law. The assets of each Predecessor Fund to be acquired by its corresponding Successor Fund will consist of all its assets, including, without limitation, all rights, cash, securities, commodities, interests in futures, forwards, swaps and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends, interest, principal, subscriptions and other receivables), goodwill and other intangible property, contractual rights and choses in action, all books and records belonging to such

June 21, 2019

Predecessor Fund and all other assets and any deferred or prepaid expenses shown as an asset on the books of such Predecessor Fund as of the Effective Time, and all interests, rights, privileges and powers. Immediately after the distribution of the New Shares by a Predecessor Fund, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of its corresponding Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the Liabilities of the Predecessor Fund as existed immediately prior to the Effective Time.
The purpose and effect of each Reorganization is to change the form of organization of the Predecessor Fund from that of a separate portfolio of the Predecessor Company to that of a separate portfolio of the Successor Company. Each Successor Fund will continue the investment company business of its corresponding Predecessor Fund in a substantially unchanged manner. Each Successor Fund’s investment objective, principal investment strategies and principal risks will be substantially similar to those of its corresponding Predecessor Fund; and no Successor Fund will dispose of any assets received from its corresponding Predecessor Fund except in the ordinary course of its business as an investment company.
In approving each Reorganization, the Board of Directors of the Predecessor Company and the Board of Trustees of the Successor Company (each a “Board”) determined, with respect to its respective Fund participating in the Reorganization, that the Plan and the transactions contemplated thereunder are in the best interests of the Fund and the Board of the Predecessor Company determined that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Reorganization.
Conclusion
Based on the foregoing, it is our opinion that the transfer of all the assets of a Predecessor Fund, pursuant to the Plan, to its corresponding Successor Fund solely in exchange for New Shares of the corresponding Successor Fund and the assumption by the corresponding Successor Fund of all the Liabilities of such Predecessor Fund followed by the complete liquidation of such Predecessor Fund immediately thereafter and the termination of such Predecessor Fund promptly thereafter will qualify as a reorganization under section 368(a)(1)(F) of the Code.
The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by each Predecessor Fund and each Successor Fund, (ii) the basis and holding period of the assets received by each Successor Fund, (iii) the nonrecognition of gain or loss by each Predecessor Fund’s shareholders upon the receipt of the New Shares, (iv) the basis and holding period of the New Shares received by each Predecessor Fund’s shareholders and (v) the taxable year of each Predecessor Fund and its corresponding Successor Fund follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1)(F) of the Code.
The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly

June 21, 2019

conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
This opinion is furnished to each Fund solely for its benefit in connection with its respective Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of each Fund and they may rely on it to the extent it relates to their Fund, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.
We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-230552) relating to the Reorganizations filed by the Successor Company with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Combined Proxy Statement and Prospectus dated May 6, 2019 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Vedder Price P.C. Vedder Price P.C.

Schedule A
The Funds participating in each Reorganization are as follows:

Predecessor Fund	Successor Fund
IronBridge Small Cap Fund	RMB Small Cap Fund
IronBridge SMID Cap Fund	RMB SMID Cap Fund
IronBridge Large Cap Fund	RMB Dividend Growth Fund